Exhibit 99.1

News Release

Graham Corporation ♦ 20 Florence Avenue t Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Reports Second Quarter Fiscal 2026 Results

Second Quarter Fiscal 2026 Highlights:

•	Revenue increased 23% to $66.0 million

•	Gross profit increased 12% to $14.3 million; Gross profit margin was 21.7%

•	Net income per diluted share was $0.28; adjusted net income per diluted share[1] was $0.31

•	Adjusted EBITDA[1] increased 12% to $6.3 million; Adjusted EBITDA margin[1] was 9.5%

•	Orders[2] were $83.2 million; Book-to-Bill ratio[2] of 1.3x and record backlog[2] of $500.1 million

•	Strong balance sheet with no debt, $20.6 million in cash, and access to $44.7 million under its revolving credit facility at quarter end to support growth initiatives

•

Reiterating full year fiscal 2026 revenue and adjusted EBITDA guidance; Remain on track to reach strategic goal of 8% to 10% annual organic revenue growth and low to mid-teen Adjusted EBITDA margins[1] by fiscal 2027

BATAVIA, NY, November 7, 2025 – Graham Corporation (NYSE: GHM) (“GHM” or the “Company”), a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the Defense, Energy & Process, and Space industries, today reported financial results for its second quarter for the fiscal year ending March 31, 2026 (“fiscal 2026”).

Graham’s President and Chief Executive Officer, Matthew J. Malone stated, “I am pleased with our performance through the first half of the fiscal year. Our team continues to execute well across all business lines, driving broad-based growth supported by a record $500.1 million backlog. Demand across our end markets remains healthy as our Defense and Space markets continue to experience robust activity, and the Energy & Process market remains resilient. These trends are underscored by approximately $14.8 million of new Space orders secured and a $25.5 million follow-on order for the MK48 Torpedo program during the quarter, reinforcing our position as a trusted partner on critical platforms.”

Mr. Malone continued, “As we look to the second half of the year, we remain focused on advancing high-return initiatives that strengthen Graham’s competitive position and drive sustainable value creation. Across our operations, we are investing in automation, advanced testing, and new technical capabilities designed to enhance productivity, efficiency, and profitability. These include automated welding systems, advanced radiographic testing technologies, our NextGenTM steam ejector Nozzle, and our new cryogenic testing facility in Florida. Each of these projects is expected to deliver returns above 20%, improve margins, and create meaningful opportunities for growth in both defense and commercial markets.”

[1]

Adjusted net income per diluted share, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. See attached tables and other information for important disclosures regarding Graham’s use of these non-GAAP measures.

[2]	Orders, backlog and book-to-bill ratio are key performance metrics. See “Key Performance Indicators” below for important disclosures regarding Graham’s use of these metrics.

Graham Corporation Reports Second Quarter Fiscal 2026 Results

November 7, 2025

Second Quarter Fiscal 2026 Performance Review

(All comparisons are with the same prior-year period unless noted otherwise.)

($ in thousands except per share data)	Q2 FY26	Q2 FY25	$ Change	% Change	YTD FY 2026	YTD FY 2025	Change	% Change
Net sales	$66,027	$53,563	$12,464	23%	$121,514	$103,514	$18,000	17%
Gross profit	$14,306	$12,799	$1,507	12%	$29,027	$25,167	$3,860	15%
Gross margin	21.7%	23.9%		-220 bps	23.9%	24.3%		-40 bps
Operating income	$4,271	$4,235	$36	1%	$9,235	$7,459	$1,776	24%
Operating margin	6.5%	7.9%		-140 bps	7.6%	7.2%		+40 bps
Net income	$3,090	$3,281	$(191)	-6%	$7,685	$6,247	$1,438	23%
Net income margin	4.7%	6.1%		-140 bps	6.3%	6.0%		+30 bps
Net income per diluted share	$0.28	$0.30	$(0.02)	-7%	$0.69	$0.57	$0.12	21%
Adjusted net income*	$3,429	$3,414	$15	0%	$8,367	$6,999	$1,369	20%
Adjusted net income per diluted share*	$0.31	$0.31	$—	0%	$0.75	$0.64	$0.11	17%
Adjusted EBITDA*	$6,295	$5,615	$680	12%	$13,133	$10,752	$2,381	22%
Adjusted EBITDA margin*	9.5%	10.5%		-100 bps	10.8%	10.4%		+40 bps

*

Graham believes that, when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), adjusted net income, adjusted net income per diluted share, adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP measures, help in the understanding of its operating performance. See attached tables and other information provided at the end of this press release for important disclosures regarding Graham’s use of these non-GAAP measures.

Quarterly net sales of $66.0 million increased 23%, or $12.5 million. Sales in the Defense market contributed $9.9 million to growth primarily due to the timing of project milestones (primarily material receipts), new programs and growth in existing programs. Sales for the Energy & Process market increased $2.0 million or 11% driven by increased sales in China and timing of larger capital projects, partially offset by decreased sales in India due to project timing. Aftermarket sales in the Energy & Process and Defense markets of $9.8 million remained strong and were slightly higher than the prior year. See supplemental data for a further breakdown of sales by market and region.

Gross profit for the quarter increased $1.5 million, or 12%, to $14.3 million compared to the prior-year period of $12.8 million. As a percentage of sales, gross profit margin decreased 220 basis points to 21.7%, compared to the second quarter of fiscal 2025. This decrease in gross profit margin reflects the mix of sales during the second quarter of fiscal 2026, and particularly, an extraordinarily high level of material receipts which carry a lower profit margin. Additionally, the second quarter and the first six months of fiscal 2025 gross profit benefited $0.4 million and $0.9 million, respectively, from a grant received in the prior year from the BlueForge Alliance to reimburse the Company for the cost of its defense welder training programs in Batavia which did not repeat in fiscal year 2026. For the first six months of fiscal 2026, we estimate the impact of tariffs on our consolidated financial statements to be approximately $1.0 million compared to the prior year.

Selling, general and administrative expense (“SG&A”), including intangible amortization, totaled $10.2 million, an increase of $1.1 million compared with the prior year due to the investments being made in operations, employees, and technology, as well as higher performance-based compensation due to Graham’s increased profitability. As a percentage of sales, SG&A, including amortization of 15.5%, decreased 160 basis points compared to the prior year period, reflecting the higher level of sales during the quarter as well as our continued financial discipline.

Graham Corporation Reports Second Quarter Fiscal 2026 Results

November 7, 2025

Cash Management and Balance Sheet

Cash provided by operating activities totaled $13.6 million for the quarter-ending September 30, 2025. As of September 30, 2025, cash and cash equivalents were $20.6 million, compared with $32.3 million as of September 30, 2024.

Capital expenditures for the second quarter fiscal 2025 were $4.1 million, focused on capacity expansion, increasing capabilities, and productivity improvements.

The Company had no debt outstanding as of September 30, 2025, with $44.7 million available on its revolving credit facility after taking into account outstanding letters of credit.

Orders, Backlog, and Book-to-Bill Ratio

See supplemental data filed with the Securities and Exchange Commission on Form 8-K and provided on the Company’s website for a further breakdown of orders and backlog by market. See “Key Performance Indicators” below for important disclosures regarding Graham’s use of these metrics ($ in millions).

	Q1 25	Q2 25	Q3 25	Q4 25	FY25	Q1 26	Q2 26	FY26
Orders	$55.8	$63.7	$24.8	$86.9	$231.1	$125.9	$83.2	$209.1
Backlog	$396.8	$407.0	$384.7	$412.3	$412.3	$482.9	$500.1	$500.1

Orders for the second quarter of fiscal 2026 were $83.2 million. The increase in orders was across all our principle markets and included a $25.5 million follow-on order to provide mission-critical hardware for the MK48 Mod 7 Heavyweight Torpedo, as well as orders from leading Space/Aerospace customers. After-market orders for the Energy & Process and Defense markets for the second quarter of fiscal 2026 decreased $3.2 million to $9.6 million from the record levels of the prior year, but still remain strong.

Note that our orders tend to be lumpy given the nature of our business (i.e. large capital projects) and in particular, orders to the Defense industry, which span multiple years and can be significantly larger in size.

Backlog at quarter end was a record $500.1 million, a 23% increase over the prior-year period. Approximately 35% to 40% of orders currently in backlog are expected to be converted to sales in the next twelve months, another 25% to 30% are expected to convert to sales within one to two years, and the remaining beyond two years. Approximately 85% of our backlog as of September 30, 2025, was to the Defense industry, which we believe provides stability and visibility to our business.

Fiscal 2026 Outlook

Based upon the results for the first half of fiscal 2026, as well as our expectations for the remainder of the fiscal year, Graham is reiterating its full year fiscal 2026 guidance for all metrics.

The Company has reduced the high end of its previously announced fiscal 2026 tariff impact by $1.0 million. Graham now expects tariffs to have an estimated impact of approximately $2.0 million to $4.0 million on its consolidated financial results. The Xdot Bearing Technologies (“Xdot”) Acquisition announced in October 2025 does not materially impact this guidance.

(as of November 7, 2025)	Fiscal 2026 Guidance
Net Sales	$225 million to $235 million
Gross Margin(1)	24.5% to 25.5% of sales
SG&A expense (including amortization)(2)	17.5% to 18.5% of sales
Adjusted EBITDA(1)(3)	$22 million to $28 million
Effective Tax Rate	20% to 22%
Capital Expenditures	$15.0 million to $18.0 million

(1)	Includes the estimated impact of increased tariffs over the prior year of approximately $2.0 million to $4.0 million.

Graham Corporation Reports Second Quarter Fiscal 2026 Results

November 7, 2025

(2)

Includes approximately $6.0 million to $7.0 million of Barber-Nichols supplemental performance bonus, equity-based compensation, and enterprise resource planning (“ERP”) conversion costs included in SG&A expense.

(3)

Excludes net interest expense (income), income taxes, depreciation, and amortization from net income, as well as approximately $2.0 million to $3.0 million of equity-based compensation and ERP conversion costs included in SG&A expense, net.

Graham’s Chief Financial Officer, Christopher J. Thome, said, “Given the continued strength in demand, we are reaffirming our full-year guidance. As a reminder, our third quarter typically represents our seasonally lowest revenue period, reflecting normal holiday impacts on production schedules.”

Mr. Thome continued, “Additionally, we are narrowing our full-year estimated tariff impact range to $2.0 million to $4.0 million, down from the prior $2.0 million to $5.0 million. With a record backlog and solid order momentum, we remain confident in our full-year outlook and our ability to deliver consistent performance throughout the fiscal year.”

Expectations for sales and profitability assume that the Company will operate its production facilities at planned capacity, maintain access to its global supply chain and subcontractors, avoid significant global disruptions, and not be materially affected by unforeseen events.

Webcast and Conference Call

GHM’s management will host a conference call and live webcast on November 7, 2025 at 11:00 a.m. Eastern Time (“ET”) to review its financial results as well as its strategy and outlook. The review will be accompanied by a slide presentation, which will be made available immediately prior to the conference call on GHM’s investor relations website.

A question-and-answer session will follow the formal presentation. GHM’s conference call can be accessed by calling (201)-689-8560. Alternatively, the webcast can be monitored from the events section of GHM’s investor relations website.

A telephonic replay will be available from 3:00 p.m. ET today through Friday, November 14, 2025. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13756267 or access the webcast replay via the Company’s website at ir.grahamcorp.com, where a transcript will also be posted once available.

About Graham Corporation

Graham is a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the Defense, Energy & Process, and Space industries. Graham Corporation and its family of global brands are built upon world-renowned engineering expertise in vacuum and heat transfer, cryogenic pumps, and turbomachinery technologies, as well as its responsive and flexible service and the unsurpassed quality customers have come to expect from the Company’s products and systems. Graham Corporation routinely posts news and other important information on its website, grahamcorp.com, where additional information on Graham Corporation and its businesses can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “continue,” “estimate,” “expects,” “future,” “outlook,” “believes,” “could,” “guidance,” “may”, “will,” “plan” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, profitability of future projects and the business, its ability to deliver to plan, its ability to continue to strengthen relationships with customers in the Defense industry, its ability to secure future projects and applications, expected

Graham Corporation Reports Second Quarter Fiscal 2026 Results

November 7, 2025

expansion and growth opportunities, anticipated sales, revenues, adjusted EBITDA, adjusted EBITDA margins, capital expenditures and SG&A expenses, the timing of conversion of backlog to sales, orders, market presence, profit margins, tax rates, foreign sales operations, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, and its acquisition and growth strategy, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission (the “SEC”), included under the heading entitled “Risk Factors”, and in other reports filed with the SEC.

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as consolidated net income (loss) before net interest expense, income taxes, depreciation, amortization, other acquisition related expenses, equity-based compensation, ERP implementation costs, and other unusual/nonrecurring expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information, such as Adjusted EBITDA and Adjusted EBITDA margin, is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Moreover, Graham’s credit facility also contains ratios based on Adjusted EBITDA. Because Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted EBITDA, and Adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Adjusted net income and adjusted net income per diluted share are defined as net income and net income per diluted share as reported, adjusted for certain items and at a normalized tax rate. Adjusted net income and adjusted net income per diluted share are not measures determined in accordance with GAAP, and may not be comparable to the measures as used by other companies. Nevertheless, Graham believes that providing non-GAAP information, such as adjusted net income and adjusted net income per diluted share, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current fiscal year’s net income and net income per diluted share to the historical periods’ net income and net income per diluted share. Graham also believes that adjusted net income per share, which adds back intangible amortization expense related to acquisitions, provides a better representation of the cash earnings of the Company.

Forward-Looking Non-GAAP Measures

Adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort largely because forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s fiscal 2025 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with purchase accounting, quarter-end, and year-end adjustments. Any variation between the Company’s actual results and preliminary financial estimates set forth above may be material.

Graham Corporation Reports Second Quarter Fiscal 2026 Results

November 7, 2025

Key Performance Indicators

In addition to the foregoing non-GAAP measures, management uses the following key performance metrics to analyze and measure the Company’s financial performance and results of operations: orders, backlog, and book-to-bill ratio. Management uses orders and backlog as measures of current and future business and financial performance, and these may not be comparable with measures provided by other companies. Orders represent definitive agreements with customers to provide products and/or services. Backlog is defined as the total dollar value of net orders received for which revenue has not yet been recognized. Total backlog can include both funded and unfunded orders under government contracts. Management believes tracking orders and backlog are useful as they often times are leading indicators of future performance. In accordance with industry practice, contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

The book-to-bill ratio is an operational measure that management uses to track the growth prospects of the Company. The Company calculates the book-to-bill ratio for a given period as net orders divided by net sales.

Given that each of orders, backlog, and book-to-bill ratio are operational measures and that the Company’s methodology for calculating orders, backlog and book-to-bill ratio does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation for each is not required or provided.

For more information, contact:

Christopher J. Thome	Tom Cook
Vice President - Finance and CFO	Investor Relations
Phone: (585) 343-2216	(203) 682-8250
Tom.Cook@icrinc.com

Source: Graham Corporation

Graham Corporation Reports Second Quarter Fiscal 2026 Results

November 7, 2025

Consolidated Statements of Operations - Unaudited

($ in thousands, except per share data)

	Three Months Ended September 30,			Six Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Net sales	$66,027	$53,563	23%	$121,514	$103,514	17%
Cost of products sold	51,721	40,764	27%	92,487	78,347	18%

Gross profit	14,306	12,799	12%	29,027	25,167	15%
Gross margin	21.7%	23.9%		23.9%	24.3%
Operating expenses and income:
Selling, general and administrative	9,789	8,723	12%	19,186	17,561	9%
Selling, general and administrative – amortization	437	437	0%	873	873	0%
Other operating income	(191)	(596)	(68%)	(267)	(726)	(63%)

Operating income	4,271	4,235	1%	9,235	7,459	24%

Operating margin	6.5%	7.9%		7.6%	7.2%
Other expense, net	116	91	27%	244	182	34%
Interest income, net	(68)	(153)	(56%)	(245)	(314)	(22%)

Income before provision for income taxes	4,223	4,297	(2%)	9,236	7,591	22%
Provision for income taxes	1,133	1,016	12%	1,551	1,344	15%

Net income	$3,090	$3,281	(6%)	$7,685	$6,247	23%

Per share data:
Basic:
Net income	$0.28	$0.30	(7%)	$0.70	$0.57	23%

Diluted:
Net income	$0.28	$0.30	(7%)	$0.69	$0.57	21%

Weighted average common shares outstanding:
Basic	10,985	10,887		10,956	10,875
Diluted	11,135	11,024		11,083	10,995

Graham Corporation Reports Second Quarter Fiscal 2026 Results

November 7, 2025

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	September 30, 2025	March 31, 2025
Assets
Current assets:
Cash and cash equivalents	$20,579	$21,577
Trade accounts receivable, net of allowances ($1,068 and $630 at September 30 and March 31, 2025, respectively)	42,136	35,507
Unbilled revenue	50,113	38,494
Inventories	42,428	40,025
Prepaid expenses and other current assets	4,010	4,249
Income taxes receivable	182	1,520

Total current assets	159,448	141,372
Property, plant and equipment, net	56,547	50,649
Prepaid pension asset	6,020	5,950
Operating lease assets	5,859	6,386
Goodwill	25,520	25,520
Customer relationships, net	12,589	13,159
Technology and technical know-how, net	9,933	10,310
Tradenames, net	6,808	6,858
Deferred income tax asset	1,442	1,502
Other assets	2,824	2,404

Total assets	$286,990	$264,110

Liabilities and stockholders’ equity
Current liabilities:
Current portion of finance lease obligations	$22	$21
Accounts payable	26,888	27,309
Accrued compensation	14,775	19,161
Accrued expenses and other current liabilities	3,865	4,322
Customer deposits	104,918	84,062
Operating lease liabilities	1,386	1,275
Income taxes payable	90	—

Total current liabilities	151,944	136,150
Finance lease obligations	32	44
Operating lease liabilities	4,890	5,514
Deferred income tax liability	164	—
Accrued pension and postretirement benefit liabilities	1,191	1,192
Other long-term liabilities	1,179	1,633

Total liabilities	159,400	144,533

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $0.10 par value, 25,500 shares authorized, 11,162 and 11,077 shares issued and 10,988 and 10,903 shares outstanding at September 30 and March 31, 2025, respectively	1,116	1,107
Capital in excess of par value	34,618	34,616
Retained earnings	101,914	94,229
Accumulated other comprehensive loss	(6,670)	(6,987)
Treasury stock (174 shares at September 30, and March 31, 2025)	(3,388)	(3,388)

Total stockholders’ equity	127,590	119,577

Total liabilities and stockholders’ equity	$286,990	$264,110

Graham Corporation Reports Second Quarter Fiscal 2026 Results

November 7, 2025

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Six Months Ended
	September 30,
	2025	2024
Operating activities:
Net income	$7,685	$6,247
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,171	1,721
Amortization	997	1,109
Bad debt reserves	400	—
Amortization of actuarial losses	420	391
Equity-based compensation expense	1,085	778
Gain on disposal or sale of property, plant and equipment	1	—
Change in fair value of contingent consideration	(267)	(726)
Deferred income taxes	191	2
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable	(7,104)	15,387
Unbilled revenue	(11,639)	(12,746)
Inventories	(2,400)	1,886
Prepaid expenses and other current and non-current assets	(377)	(1,738)
Income taxes receivable	1,243	(124)
Operating lease assets	664	643
Prepaid pension asset	(70)	(117)
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	2,699	1,505
Accrued compensation, accrued expenses and other current and non-current liabilities	(4,667)	(4,801)
Customer deposits	20,853	14,485
Operating lease liabilities	(650)	(623)
Income taxes payable	90	(634)
Long-term portion of accrued compensation, accrued pension and postretirement benefit liabilities	(1)	4

Net cash provided by operating activities	11,324	22,649

Investing activities:
Purchase of property, plant and equipment	(11,148)	(6,464)
Acquisition of P3 Technologies, LLC	—	(170)

Net cash used by investing activities	(11,148)	(6,634)

Financing activities:
Principal repayments on debt	(8,000)	—
Proceeds from the issuance of debt	8,000	—
Repayments on finance lease obligations	(165)	(157)
Issuance of common stock	458	334
Tax withholdings related to net share settlements of restricted stock units and awards	(1,532)	(854)

Net cash used by financing activities	(1,239)	(677)

Effect of exchange rate changes on cash	65	41

Net (decrease) increase in cash and cash equivalents	(998)	15,379
Cash and cash equivalents at beginning of period	21,577	16,939

Cash and cash equivalents at end of period	$20,579	$32,318

Graham Corporation Reports Second Quarter Fiscal 2026 Results

November 7, 2025

Adjusted EBITDA Reconciliation

(Unaudited, $ in thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
Net income	$3,090	$3,281	$7,685	$6,247
Acquisition & integration income, net	(87)	(587)	(163)	(680)
ERP Implementation costs	29	205	52	547
Net interest income	(68)	(153)	(245)	(314)
Income tax expense	1,133	1,016	1,551	1,344
Equity-based compensation expense	553	434	1,085	778
Depreciation & amortization	1,645	1,419	3,168	2,830

Adjusted EBITDA	$6,295	$5,615	$13,133	$10,752

Net sales	$66,027	$53,563	$121,514	$103,514
Net income margin	4.7%	6.1%	6.3%	6.0%
Adjusted EBITDA margin	9.5%	10.5%	10.8%	10.4%

Adjusted Net Income and Adjusted Net Income per Diluted Share Reconciliation

(Unaudited, $ in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
Net income	$3,090	$3,281	$7,685	$6,247
Acquisition & integration income, net	(87)	(587)	(163)	(680)
Amortization of intangible assets	498	555	997	1,109
ERP Implementation costs	29	205	52	547
Tax impact of adjustments(1)	(101)	(40)	(204)	(224)

Adjusted net income	$3,429	$3,414	$8,367	$6,999

GAAP net income per diluted share	$0.28	$0.30	$0.69	$0.57
Adjusted net income per diluted share	$0.31	$0.31	$0.75	$0.64
Diluted weighted average common shares outstanding	11,135	11,024	11,083	10,995

(1)	Applies a normalized tax rate to non-GAAP adjustments, which are pre-tax, based upon the statutory tax rate of 23%.

Acquisition and integration (income) expense are incremental costs that are directly related to and as a result of the P3 and Xdot acquisitions or the subsequent accounting for any contingent earn-out liability. These costs (income) may include, among other things, professional, consulting and other fees, system integration costs, and contingent consideration fair value adjustments. ERP implementation costs primarily relate to consulting costs (training, data conversion, and project management) incurred in connection with the ERP system being implemented throughout our Batavia, New York facility in order to enhance efficiency and productivity and are not expected to recur once the project is completed.